Exhibit 99.1

Verso Paper Corp. Reports First Quarter 2009 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 7, 2009--Verso Paper Corp. (NYSE: VRS) today reported financial results for the three months ended March 31, 2009. Results for the quarters ended March 31, 2009 and 2008 include:

  Net income of $54.5 million, or $1.05 per share, in 2009 compared to a net loss of $3.1 million, or $0.08 per share, in 2008.
  Net sales decreased to $287.1 million in 2009 compared to $453.9 million in 2008.
  Operating loss of $31.8 million in 2009 compared to operating income of $30.4 million in 2008.
  A net loss before items of $57.8 million, or $1.11 per share, in 2009 compared to a net loss before items of $1.2 million, or $0.02 per share in 2008.
  Adjusted EBITDA of $10.1 million for the first quarter of 2009 and $232.2 million for the twelve months ended March 31, 2009. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s results for the first quarter of 2009 reflect a 36.8% decrease in net sales as volume fell 37.2% compared to the first quarter of 2008. The average sales price per ton for all of our products was up slightly to $875 in the first quarter of 2009 from $869 for the same period last year, primarily driven by a 3.3% increase in average coated paper prices. Our gross margin dropped to 6.3% from 17.3% for the same period last year, reflecting $31.3 million of unabsorbed costs resulting from almost 140,000 tons of downtime taken in the first quarter of 2009 as we continue to curtail our production in response to continued weak demand for coated papers.

In response to the ongoing, challenging operating environment, we continue to assess and implement, as appropriate, various earnings and expense reduction initiatives. Management has developed a company-wide cost reduction program, which we expect to yield $65 million in cost reductions. As of the end of the first quarter of 2009, approximately $10 million of savings have been realized from this program. Included in this program are material usage reductions, energy usage reductions, labor cost savings, chemical substitution, salary freezes, selling, general, and administrative expense reductions, workforce planning improvements, and new product opportunities.

“The industry experienced historically low shipments for coated papers in the first quarter of 2009. In the month of March versus prior year, demand dropped over 40% for coated groundwood and over 30% for coated freesheet; the worst decline ever for coated freesheet,” said Mike Jackson, President and CEO of Verso. “These two paper grades are linked to the economy unlike any other paper grade, as demand for these products is driven by advertising dollars and retail spending through magazine and catalog use.

“Though first quarter operating conditions were poor, we note that year-over-year comparisons are impacted by the strong results registered in the first quarter of 2008. At this time last year, demand for coated mechanical grades was up over 11%, as customers increased their inventories in response to concerns about anticipated paper and postal rate increases in the first half of the year, as well as their concerns about supply, which was an issue at the end of 2007.

“As we look forward to the remainder of 2009, we anticipate inventory levels, for both producers and customers, to continue to decline. Additionally, there are some positive signs on the horizon, as we see the United Postal Service offering some attractive program postal rates to improve their volume and, secondly, as we move into the traditionally stronger second half of the year the supply/demand situation should be more balanced.

“The economic downturn has presented a significant challenge for manufacturers of coated paper. Verso has, since its inception, been committed to balancing supply with demand. The fact that we took almost 140,000 tons of downtime in the first quarter speaks to this commitment. Although the downtime reduced first quarter EBITDA by $31 million, by taking this downtime we were able to avoid significant excess finished inventory build, which was a better long-term business decision for Verso. We expect a similar level of downtime in the second quarter of 2009.

Mr. Jackson concluded, “We have accelerated our efforts on cost reductions and have taken significant steps to impact both cash and EBITDA during this unprecedented time. Our prior focus on SG&A and working capital, as we built the company, is serving us well. We are clearly disappointed in our results; however, given a revenue fall off of 37%, due to an unprecedented fall off in customer demand, we believe we have taken the proper steps to move us through 2009 and into the future.”

Verso reported net income of $54.5 million, or $1.05 per share, in the first quarter of 2009 which included net benefits of $112.3 million from special items ($2.16 per share) primarily related to alternative fuel mixture tax credits provided by the U.S. government due to our use of black liquor in alternative fuel mixtures and a gain on the early extinguishment of a portion of our long-term debt. Verso had a net loss of $3.1 million, or $0.08 per share, in the first quarter of 2008, which included $1.9 million of charges, or $0.02 per share, primarily related to the Acquisition. Results for the first quarter of 2009 included an operating loss of $31.8 million, compared to operating income of $30.4 million for the same period in 2008.

Results of Operations – Comparison of the First Quarter of 2009 to the First Quarter of 2008

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(In thousands of U.S. dollars)	2009	2008
Net sales	$287,074	$453,907
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	268,940	375,402
Depreciation, amortization, and depletion	34,323	32,188
Selling, general, and administrative expenses	15,387	14,194
Restructuring and other charges	171	1,718
Operating income (loss)	(31,747)	30,405
Interest income	(58)	(191)
Interest expense	27,085	33,716
Other income, net	(113,317)	-
Net income (loss)	$54,543	$(3,120)

Net Sales. Net sales for the first quarter of 2009 decreased 36.8% to $287.1 million from $453.9 million as total sales volume decreased 37.2% compared to last year, reflecting lower demand for coated papers and market pulp in a difficult economic environment. The average sales price per ton for all of our products was higher, increasing 0.7% from the first quarter of 2008.

Net sales for our coated and supercalendered papers segment decreased 36.8% to $256.0 million in the first quarter of 2009 from $404.9 million in the first quarter of 2008. The decrease reflects a 38.8% decrease in paper sales volume and a 3.3% increase in average paper sales price per ton for the first quarter of 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 54.8% to $17.7 million in the first quarter of 2009 from $39.1 million for the same period in 2008. This decline was due to a 37.6% decrease in sales volume combined with a 27.6% decrease in average sales price per ton compared to the first quarter of 2008.

Net sales for our other segment increased 36.0% to $13.4 million in the first quarter of 2009 from $9.9 million in the first quarter of 2008. The improvement in 2009 is due to a 25.7% increase in sales volume and an 8.2% increase in average sales price per ton compared to the first quarter of 2008, reflecting the development of new specialty paper product offerings for our customers.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 25.6% to $303.3 million from $407.6 million in the first quarter of 2008, primarily reflecting the decline in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 6.3% for the first quarter of 2009 compared to 17.3% for the first quarter of 2008, reflecting $31.3 million of unabsorbed costs resulting from almost 140,000 tons of downtime taken in the first quarter of 2009 as we continue to curtail our production in response to continued weak demand for coated papers. Depreciation, amortization, and depletion expense was $34.4 million in the first quarter of 2009 compared to $32.2 million in the first quarter of 2008.

Interest expense. Interest expense for the first quarter of 2009 was $27.1 million compared to $33.7 million for the same period in 2008. In May 2008, $152.1 million of outstanding debt was repaid with a portion of the IPO proceeds. The net decrease in interest expense was due to the reduction in aggregate indebtedness and lower interest rates on floating rate debt in 2009.

Other income. Other income was $113.3 million for the first quarter of 2009, which includes $104.6 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures during the period of September 2008 through March 2009 and $8.7 million in net gains related to the repurchase and retirement of $12.0 million of our second priority senior secured floating rate notes.

Reconciliation of Net Income to Adjusted EBITDA

The credit agreement governing our subsidiaries’ senior secured credit facilities requires the maintenance of a total net first lien secured debt to Adjusted EBITDA (as defined below) ratio that does not exceed 3.25 to 1.00 measured on a trailing four-quarter basis. In addition, the credit agreement and the indentures governing their outstanding notes contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months	Year	Three Months	Twelve Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(in millions of U.S. dollars)	2008	2008	2009	2009
Net income (loss)	$(3.1)	$(62.8)	$54.5	$(5.2)
Interest expense, net	33.5	124.8	27.0	118.3
Depreciation, amortization, and depletion	32.2	134.5	34.4	136.7
EBITDA	62.6	196.5	115.9	249.8
Adjustments to EBITDA
Restructuring, severance and other (1)	1.7	27.4	0.2	$25.9
Non-cash compensation/benefits (2)	0.1	11.2	0.1	11.2
Alternative fuel tax credit (3)	-	-	(104.6)	(104.6)
Gain on early extinguishment of debt, net (4)	-	-	(8.7)	(8.7)
Other items, net (5)	0.1	3.1	0.7	3.7
Proforma effects of profitability program (6)			6.5	54.9
Adjusted EBITDA			$10.1	$232.2
Net first-lien secured debt to Adjusted EBITDA				1.4

(1)	Restructuring includes transition and other non-recurring costs associated with the Acquisition as per our financial statements.
(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings from the federal government's program which provides incentives for the use of alternative fuels.
(4)	Represents the net gain recognized from the early extinguishment of a portion of our senior secured notes, net of hedge results.
(5)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss first quarter results. Analysts and investors may participate in the live conference call by dialing 913-981-5556 or, within the U.S. and Canada only, 888-221-3881, access code 6104754. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials, as well as this release and the first quarter 10-Q, will be made available on Verso’s web site at www.versopaper.com by clicking on the link to Investor Relations or at www.videonewswire.com/event.asp?id=58136.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 6104754. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until noon (Eastern Time) on May 20, 2009. The replay will also be available on Verso’s web site for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com